Exhibit 99.2

CORPORATE PARTICIPANTS

Pablo Paez The GEO Group - VP Corporate Relations

George Zoley The GEO Group - Chairman, CEO

Brian Evans The GEO Group - SVP, CFO

John Hurley The GEO Group - SVP, President GEO Corrections & Detention

Jorge Dominicis The GEO Group - SVP, President GEO Care, Inc.

CONFERENCE CALL PARTICIPANTS

Kevin Campbell Avondale Partners - Analyst

Kevin McVeigh Macquarie Research - Analyst

Tobey Sommer SunTrust Robinson Humphrey - Analyst

Clint Fendley Davenport & Company - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to The GEO Group third-quarter 2012 earnings conference call. My name is Caroline and I’m your event manager for today. (Operator Instructions). As a reminder, this call is being recorded for replay purposes, and now I’d like to turn the call over to Pablo Paez, who is Vice President of Corporate Investor Relations. Please go ahead.

Pablo Paez - The GEO Group - VP Corporate Relations

Thank you, Operator. Good morning, everyone, and thank you for joining us for today’s discussion of The GEO Group’s third-quarter 2012 earnings results.

With us today is George Zoley, Chairman and Chief Executive Officer; Brian Evans, Chief Financial Officer; John Hurley, President of GEO Corrections & Detention; and Jorge Dominicis, President of GEO Care.

This morning, we will discuss our third-quarter performance and current business development activities, and we will provide an update on our review of a potential REIT conversion. We will conclude the call with a question-and-answer session.

This conference call is also being webcast live on our website at www.GEOGroup.com.

Today, we will discuss non-GAAP basis information. A reconciliation for non-GAAP basis information to GAAP basis results is included in the press release and supplemental disclosure we issued this morning.

Additionally, much of the information we will discuss today, including the answers we give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters. These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws. Our actual results may differ materially from those in the forward-looking statements as a result of various factors contained in our Securities and Exchange Commission filings, including the forms 10-K, 10-Q, and 8-K reports.

With that, please allow me to turn the call over to our Chairman and CEO, George Zoley. George?

George Zoley - The GEO Group - Chairman, CEO

Thank you, Pablo, and good morning to everyone and thanks for joining us as we review our third-quarter results and provide an update on our efforts to pursue quality growth opportunities and return value to our shareholders.

Our strong third-quarter results continue to be driven by sound operational and financial performance from our diversified business units in the US and internationally. During the quarter, we completed the development and activation of a 650-bed expansion of our Adelanto detention facility in California, bringing the total capacity to 1,300 beds.

In addition to this important facility activation, we recently announced a new contract with the US Marshals Service for the housing of up to 320 federal offenders at our Aurora detention facility in Colorado.

We recently signed a contract amendment with the State of California, which extends our contract at the 650-bed Company-owned Golden State Community Correctional Facility through the middle of 2016. We also received contract renewals from the State of Florida, extending our managed-only contracts for the 2,000-bed Blackwater River Correctional Facility through October 2015 and the 1,861-bed South Bay Correctional Facility through July 2014.

We continue to be optimistic regarding the outlook for our industry. Our diversified platform has enabled us to participate in a number of new opportunities. Currently in the state of New Hampshire and the Federal Bureau of Prisons have active procurements for new correctional beds. Internationally, the UK Ministry of Justice, known as MOJ, has an active procurement for the management of nine existing prisons, totaling 6,000 beds. Proposals for this important procurement are currently under review with contract awards expected this month. Following the completion of this procurement, we expect MOJ will begin another prison managed-only procurement of a similar or even larger size.

The MOJ has also issued a procurement for the provision of electronic monitoring services covering all of England and Wales, which presently involves monitoring 25,000 individuals on a daily basis, making it the largest electronic monitoring contract in the world. BI, our US-based electronics monitoring division, is actively participating in this project with our UK subsidiary.

Our diversified divisions within GEO Care continue to also pursue several new business opportunities in each of their respective markets. With respect to our current inventory of beds, we are continuing our efforts to market our existing facilities in California, Michigan, and Oklahoma, and hope that these efforts will result in the reactivation of these idled facilities, which would significantly enhance our overall returns on capital.

As we have expressed to you in the past, our Board and our management team remain focused on the careful evaluation of the allocation of capital to enhance shareholder value. We will continue to evaluate investments in new projects which meet or exceed our targeted returns on capital, and we are focused on balancing these capital investments with a long-term goal to return value to our shareholders. In the last two years, we have executed significant stock buyback programs which we believe resulted in enhanced value for our shareholders, and we continue to retain the ability to opportunistically execute the remaining stock repurchase program authorized by our Board through December 31, 2012.

Additionally, we initiated our first-ever quarterly cash dividend of $0.20 per share this last September. Our dividend policy is indicative of our long-term view that we can return value to shareholders, while continuing to pursue quality growth and deleverage through earnings growth and pay down debt.

Before I turn the call over to Brian, I’d like to provide an update on our ongoing review of the potential REIT conversion. As we disclosed during our last earnings call, we have retained the law firm of Skadden Arps as our legal advisors and Bank of America Merrill Lynch and Barclays Capital as our financial co-advisers to assist with this comprehensive review.

Since our last call, we have made significant progress on our review. Our analysis is focused on a potential conversion to a REIT with a taxable REIT subsidiary, or TRS, in which a small portion of our business which is non-real estate related, such as managed-only contracts, international operations, and electronic monitoring services, are part of wholly-owned taxable subsidiaries of the REIT.

Most of our business segments are real estate related and entail Company-owned and Company-leased facilities, and these segments will be part of the REIT. Importantly, the TRS structure will allow us to maintain the strategic alignment of almost all of our diversified business segments under one entity without separating the Company into independent REIT and operating company.

As we disclosed last quarter, we submitted a request to the IRS for a private letter ruling in mid-July in order to better inform our Board as to the potential benefits and limitations of a REIT conversion and to determine whether GEO would qualify to convert to a REIT. We have had and continue to have a dialogue with the IRS regarding our private letter ruling request, which is a customary part of this process. We look forward to continuing to work with the IRS on our private letter ruling request.

Fundamentally, GEO is in a real estate intensive industry. Our present Company profile has evolved over several years, during which time we have developed and financed dozens of new detention and correctional facilities for federal and state government clients. Further, we provide real estate related operational services, along with ancillary services that are ordinarily provided in our facilities, which we predominantly own or lease.

In addition to our private letter ruling request, we have been working on a number of administrative steps, including the internal reorganization of the Company into separate legal operating business units. We have also conducted the TRS transfer pricing and earnings profits distribution analysis, which must be completed in connection with a potential conversion.

Following a decision to convert to a REIT, certain ownership limitations to ensure compliance with the REIT provisions of the tax code would need to be approved by GEO shareholders. This shareholder vote would take place after a decision to convert has been made by our Board.

While additional work remains to be completed, based on our current review we believe that a conversion to a REIT could potentially provide numerous benefits to GEO and its shareholders. These benefits include enhancing our ability to return value to shareholders, lowering our cost of capital, drawing a larger base of potential shareholders, and providing greater flexibility to pursue growth opportunities, and creating a more efficient operating structure.

Our Board recently met and received detailed presentations from its legal and financial advisors on a possible conversion of the Company into a REIT.

If our Board decides to move forward with the REIT conversion, we will strive to complete the conversion by the earliest conversion date, which is January 2013. However, as we’ve previously disclosed, given the short time frame, the conversion could be delayed until the next conversion date, which is January 2014.

While the steps we have outlined today illustrate our commitment to this process, we can, of course, make no prediction with certainty if or when we will receive a favorable ruling from the IRS.

Now I would like to turn the call over to Brian to review our financial performance. Brian?

Brian Evans - The GEO Group - SVP, CFO

Thank you, George. Good morning, everyone.

As disclosed in our press release, we reported third-quarter pro forma EPS of $0.42 from continuing operations, which excludes $0.06 per share in after-tax startup and transition expenses, international bid and proposal costs, and other nonrecurring costs, including M&A-related expenses, along with $0.08 per share related to the extinguishment of the MCF bonds in connection with the recent acquisition of MCF.

Our total revenues for the quarter increased to $412 million from $396 million a year ago.

Our Companywide adjusted EBITDA for the quarter grew to $87 million from $81 million a year ago. Additionally, we reported quarterly adjusted funds from operations of $58 million.

Breaking down each of our reporting segments, we reported US Corrections & Detention revenue of $244 million for the third quarter of this year, compared to $233 million for last year’s third quarter. In comparison to third-quarter 2011, our third-quarter 2012 revenues reflect the activation of the Adelanto detention facility expansion in August 2012; the new Riverbend, Georgia, correctional facility in December 2011; and the opening of the Karnes, Texas, ICE project and the New Castle, Indiana, expansion during the first quarter of this year. These facility activations were offset by the deactivation of the Leo Chesney facility in California in the third quarter 2011 and our Desert View and Central Valley facilities in California in the fourth quarter 2011.

GEO Care reported third-quarter revenue of $110 million, while our International Services division reported quarterly revenues of $57 million.

Moving to our financial guidance for the balance of 2012, as disclosed in our press release, we have updated our earnings guidance for the full year and fourth quarter. We expect our full-year 2012 revenues to be in a range of $1.64 billion to $1.65 billion and our full-year pro forma earnings to be in a range of $1.55 to $1.56, exclusive of $0.17 per share in after-tax startup and transition expenses and international bid and proposal expenses and excluding our one-time transaction and financing expenses in connection with our recent acquisition of MCF.

Our 2012 adjusted EBITDA is expected to be in a range of $330 million to $340 million. Our fourth-quarter revenues are expected to be in a range of $413 million to $418 million, and our pro forma earnings are expected to be in a range of $0.41 to $0.42 per share, excluding $0.04 per share in international bid and proposal costs.

Our updated fourth-quarter guidance reflects some variability in our US Marshals populations. We have experienced some softness in certain facilities where these populations tend to experience some seasonal fluctuations. As a reminder, our guidance includes approximately $0.14 per share of carrying costs for our idled facilities, totaling approximately 6,000 beds. More than half of these carrying costs are non-cash expenses.

Our earnings guidance also reflects approximately $0.18 per share in intangible amortization expense related to the acquisitions of Cornell and BI, and our large facility — our facility depreciation expense is expected to be more than twice as large as our normalized level of maintenance CapEx of approximately $30 million.

Due to these large non-cash expenses, we continue to believe that our adjusted funds from operations is an important measure of our Company’s strong cash flows and underlying profitability. We have increased our 2012 adjusted funds from operations guidance to a range of $210 million to $220 million, or $3.44 to $3.60 per share.

With respect to our uses of cash, our current projects under development have been substantially completed. Our total project CapEx in 2012 is expected to be approximately $100 million, of which $80 million has been spent through the end of the third quarter. The balance of our adjusted funds from operations in 2012 has been allocated to fund the purchase of the MCF partnership interest for $27 million, which we completed during the third quarter, pay our quarterly cash dividend, and repay debt.

With our available borrowing capacity, cash on hand, and strong adjusted funds from operations of more than $200 million annually, we will have adequate liquidity to execute our strategic growth and return capital to our shareholders. We continue to have a balanced approach to meaningfully return value to shareholders through a combination of cash dividends and opportunistic share buybacks. Our dividend policy reflects our long-term view that we can return value to our shareholders while continuing to pursue quality growth and deleverage.

With that, I will turn the call to John Hurley for an update on GEO Corrections & Detention. John?

John Hurley - The GEO Group - SVP, President GEO Corrections & Detention

Thank you, Brian, and good morning, everyone.

I’d like to address our business development efforts for GEO Corrections & Detention. I’ll start with the federal market segment and the three federal government agencies we serve, the Federal Bureau of Prisons, the United States Marshals Service, and Immigration and Customs Enforcement, or ICE.

With regards to our recent project activations at the federal level, we recently completed the development and activation of a new $70 million, 650-bed expansion of our Adelanto detention facility in California, bringing the total capacity at the facility to 1,300 beds. At full occupancy, the Adelanto detention facility is expected to generate approximately $42 million in annualized revenues.

In Colorado, we were recently awarded a new contract with the United States Marshals Service for the housing of up to 320 federal offenders at the Aurora detention facility. This contract, which went into effect October 1, is expected to generate approximately $8 million in incremental annual revenues at the facility.

With regard to new business opportunities at the federal level, the Bureau of Prisons has issued a solicitation for up to 1,600 beds under its criminal alien requirement, or CAR, program. Under this new CAR 14 procurement, bidders can propose facilities anywhere in the country. The total contract term for this procurement will be 10 years, assuming a base term of four years with three two-year options. Proposals under this procurement were submitted in mid-September with a contract commencement date projected for September 1, 2013.

Additionally, our GEO Transport division has submitted a proposal in response to a procurement issue by the federal government for the provision of secure transportation services for the Southwest border for the Customs and Border Protection agency. We expect the contract award to be announced by year-end.

Now I’d like to turn to the state market segment. As states across the country continue to face budgetary pressures, their ability to achieve cost savings becomes an even more important priority, which leads to increased interest in prison privatization projects. Many of our state clients require additional beds as inmate populations continue to increase and aging, inefficient prisons need to be replaced with new, more cost-efficient facilities.

With regards to our recent project activations, during this year we completed the intake process at our new $80 million, Company-owned, 1,500-bed Riverbend correctional facility in Georgia. We expect the 1,500-bed facility to generate approximately $28 million in annualized operating revenues.

In Indiana, we completed the construction and activation of a 512-bed expansion at the New Castle Correctional Facility under an agreement with the Indiana Department of Corrections. GEO funded the $21 million expansion, which is expected to generate an additional $8 million in annual operating revenue.

With regard to contract discontinuations, as we had previously disclosed we completed the transition out of our managed-only contracts in Mississippi for the East Mississippi, Walnut Grove, and Marshall County facilities during the third quarter.

With regard to recent state contract renewals, the State of Florida has extended our managed-only contracts for the 2,000-bed Blackwater River Correctional Facility through October 2015 and for the 1,861-bed South Bay Correctional Facility through July of 2014. Additionally, the California Department of Corrections and Rehabilitation recently executed a contract amendment for our 650-bed Company-owned Golden State facility, which extends our contract for the management of the facility through June 30, 2016.

Turning now to new state solicitations, we remain optimistic about the new growth opportunities in our industry. In New Hampshire, the state issued RFPs for the development and management of separate male and female facilities, or a combined hybrid male and female facility, totaling 1,500 to 1,700 beds. The procurement allows for the development of a new facility or the renovation and expansion of existing facilities. The state has retained outside experts to assist with the evaluation of the proposal, and we are currently awaiting the decision by the state.

In California, the Department of Corrections and Rehabilitation issued a bed utilization plan in April that would increase the use of 1,800 community correctional facility beds in state beginning next year. The plan also calls for increased use of community supervision programs. We currently have more than 2,200 community correctional facility beds in inventory in California, and we will continue to monitor the state’s proposed plan.

In Michigan, the Department of Corrections has announced an upcoming RFP for 1,750 correctional beds. We expect the RFP to be issued before the end of the year and we will be proposing our Baldwin facility in this competition.

In Florida, the Department of Management Services has issued a procurement for the competitive re-bid of three existing private prisons which are not currently operated by GEO. The Moore Haven, Graceville, and Bay correctional facilities total more than 3,800 beds. Proposals are due in late November, with a contract award expected to be announced in the first quarter of next year and contract start dates in the third quarter of 2013.

Next, I’d like to update you on our international business development efforts. In the United Kingdom, the Ministry of Justice has an active procurement to privatize nine existing public facilities, which total approximately 6,000 beds. We believe the proposal evaluation process has been completed and the government is likely to make an announcement this month regarding the selection of preferred bidders, with the signing of contracts in the first quarter of 2013.

Under the procurement, companies were permitted to bid on up to six of the nine prisons and can be awarded long-term contracts for the management of no more than four prisons. The facilities range in size from 260 beds to more than 1,100 beds. The total contract term is expected to be 15.5 years, assuming a base term of 7.5 years and one eight-year option. This procurement is intended to be followed by another solicitation of similar or larger size.

At this time, I’ll turn the call over to Jorge Dominicis for a review of GEO Care.

Jorge Dominicis - The GEO Group - SVP, President GEO Care, Inc.

Thanks, John. Good morning, everyone.

Each of our GEO Care divisions continues to pursue several new growth opportunities. Our residential treatment services subsidiary is currently competing on several formal procurements.

In Texas, the State Department of Health issued a request for proposal for the operation of an existing state forensic hospital. We submitted our proposal in response to this procurement. While the Texas Department of Health has recommended against awarding a contract under this procurement, we continue to believe there is support for the use of public-private partnerships within the state’s legislative and executive branches.

In Virginia, we submitted an unsolicited proposal for the management of the state’s sexually violent predator treatment facility, involving approximately 250 beds. At this time, we are awaiting a final decision from the state.

In North Carolina, we were in negotiations with the state for the provision of a 90-bed forensic hospital and we continue to hope this process will result in a contract award.

In addition to these states, Georgia, Louisiana, South Carolina, Pennsylvania, and others have indicated interest in partnering for state psychiatric hospitals or treatment center operations.

Our community-based services division is competing for several formal solicitations from the Federal Bureau of Prisons for residential community-based re-entry centers across the country. Additionally, we’re working with our existing local and state correctional clients to leverage new opportunities in the provision of community-based re-entry services in both residential facilities, as well as non-residential day reporting centers. During 2012, our community-based services division has added more than $5 million in annual revenues with the activation of new day reporting centers in California and North Carolina.

In Alaska, the Federal Bureau of Prisons and the Alaska Department of Corrections have increased the use of our Cordova center, adding approximately 60 beds and $1.2 million in annual revenues.

Our youth services division continues to work towards maximizing the utilization of our existing asset base. We have successfully undertaken a number of marketing and consolidation initiatives to increase the overall utilization of our existing youth service facilities in states like Pennsylvania, Ohio, Illinois, Texas, and Colorado. These efforts have already yielded improvements in the utilization of our youth facilities and our overall financial performance.

For example, in Illinois we closed down one of our four residential facilities and have since experienced improved occupancy rates. Similarly, in Pennsylvania we closed down an underperforming facility. These two initiatives have resulted in improved occupancy rates and margin improvements for our youth services division.

Finally, our BI subsidiary continues to market in supervision and electronic monitoring services to local, state, and federal correctional agencies statewide. BI is the world’s largest provider of electronic monitoring services and devices for approximately 70,000 individuals.

During 2012, BI has continued to actively compete on new electronic monitoring opportunities nationwide. In 2012, BI has been awarded approximately $4 million in annual revenues and contracts by the states of Colorado, North Carolina, and South Carolina for the provision of electronic monitoring services. We expect a number of other correctional agencies across the US to increase the use of electronic monitoring technologies to track offenders who have been placed under community supervision.

In the United Kingdom, we’re participating with GEO UK in a procurement involving the provision of electronic monitoring for all of England and Wales. This procurement involves monitoring and field support for approximately 25,000 individuals on a daily basis under a single service provider contract. Financially, it represents the largest single electronic monitoring contract opportunity in the world. We will be submitting a proposal to the MOJ through GEO UK, with BI providing the necessary technical assistance.

With regards to BI’s intensive supervision appearance program, or ISAP, contract with ICE, the President’s budget for fiscal-year 2013 reflects an increase in funding for the BI ISAP contract. An expansion of the program has congressional support on both sides of the aisle, and the current Congressional budget writeups in the House and Senate reflect about a 20% increase in funding for the ISAP program. We’re closely monitoring the appropriations process in Congress and hope that an expansion of the program will be approved.

At this time, I’d like to turn the call back to George for his closing remarks. George?

George Zoley - The GEO Group - Chairman, CEO

Thank you, Jorge.

In summary, we are very pleased with our third-quarter results in our core operations in the US and internationally, which continue to deliver solid operational and financial performance. We believe our industry continues to experience overall positive trends with growth opportunities in our core market segments in the US and internationally.

Our Company remains focused on effectively allocating capital to enhance value for our shareholders. As we have discussed today, we will continue to carefully evaluate new build-to-suit capital projects which meet or exceed our targeted returns, while also continuing to move directly - return value to our shareholders through quarterly cash dividend and opportunistic share repurchases.

We paid our first-ever quarterly cash dividend of $0.20 per share in September. Our dividend policy reflects our long-term view that we can return value to our shareholders while continuing to deleverage and pursue quality growth opportunities. We believe that these efforts will continue to enhance value for our shareholders and reduce our overall cost of capital, which will in turn allow us to deliver more cost-effective solutions for our clients worldwide.

We also believe that our diversified growth and investment strategies have positioned GEO as the leading provider of corrections, detention, and treatment services through a GEO continuum of care that can deliver performance-based outcomes and significant cost savings for our clients worldwide, while continuing to enhance value for our shareholders.

As I have expressed to you in the past, we view all these different initiatives to enhance shareholder value as complementary, and none are pursued to the detriment of the others.

And as we have outlined today, we’ve made significant progress on our review of a potential reconversion after taking several steps that illustrate our commitment to the process. If we are fortunate enough to receive a favorable ruling from the IRS, we would move very quickly to try to convert on January 1, 2013. However, we can, of course, make no prediction with certainty if or when we will receive a favorable ruling from the IRS.

This concludes our presentation, and we would now like to open the call to your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Kevin Campbell, Avondale Partners.

Kevin Campbell - Avondale Partners - Analyst

Good morning. Thanks for taking my question. I was hoping, George, maybe you could comment about potential timing. What is the drop-dead date that you would need to hear back from the IRS by in order to have enough time to complete it by January 1, 2013? Also, maybe you could talk a little bit about timing of shareholder votes and payments of dividends, and when those would be required to be paid and still allow you to get it done by January 1 of 2013?

George Zoley - The GEO Group - Chairman, CEO

We think there’s still plenty of time for the IRS to rule. We’re hopeful they will in time, but we are preparing ourselves to be able to react very quickly.

We’ve done a lot of analysis as to what needs to be done by that January 1, 2013, early as possible conversion date. And everything we’re doing every day is in furtherance of trying to meet that date, should we have an IRS ruling in time.

As far as the E&P distribution, that could come this year or it could fall into next year. It’s not a requirement to occur prior to your conversion date. It’s required within your first year of operation. Was there another question in there?

Kevin Campbell - Avondale Partners - Analyst

Yes, the shareholder vote. That, too, could happen next year? Is that —

George Zoley - The GEO Group - Chairman, CEO

That’s also a next-year issue. And that’s really only about the ownership restrictions for a REIT. It’s not to vote whether to convert to a REIT.

Kevin Campbell - Avondale Partners - Analyst

Okay. That’s made at the Board level.

George Zoley - The GEO Group - Chairman, CEO

Yes.

Kevin Campbell - Avondale Partners - Analyst

Okay. And any commentary or help you guys could give us on looking at a potential dividend and what that might be? Even if it’s a very big range, I think it would still be helpful. Any guidance you can give there or help you can give there?

Brian Evans - The GEO Group - SVP, CFO

I think at this time we haven’t provided any range on the dividend calculation because we’re still working through the process with the IRS, and I think it would be premature to provide a dividend range at this time.

Kevin Campbell - Avondale Partners - Analyst

Okay. Fair enough. Just a couple of other questions. Jorge, on the electronic monitoring contract in the UK, have you not submitted your bids yet? Because I was under the — that’s just sort of what I thought I heard you say, and I thought a potential award date was going to be made in the fourth quarter of this year. So, is that timing — is my thoughts on timing off, I guess is the question.

George Zoley - The GEO Group - Chairman, CEO

The timing — well, this is George, because I’m the one involved with that as well. The timing has slipped for the submittal date. In fact, the RFP is not even out yet.

There have been numerous meetings that have occurred over, I think, six months now. It’s called a type of dialogue where they release information, they meet with you, they discuss your general approaches. So we’ve been participating in that kind of process that helps them, then, develop the final RFP. Because what they will be asking for is a completely re-engineered service that will cover all of England and Wales under one contract for operations, one contract for the software, one contract for the devices themselves, and another contract for the network.

So they’ve divided the business into these different contracts. The contracts we are proposing on are the overall monitoring of the system, of all these service individuals that respond to the system and put on and install and remove devices, and the software that goes with it. It’s the bulk of the business, but although we continue to participate in discussions, we’re hopeful that an RFP will actually come out by the end of this month. (Multiple speakers) would be, we think, by the end of the first quarter of next year.

Kevin Campbell - Avondale Partners - Analyst

Decision, or was that the decision, you would think, by the end of the first quarter or that’s still —

George Zoley - The GEO Group - Chairman, CEO

Yes.

Kevin Campbell - Avondale Partners - Analyst

Okay.

George Zoley - The GEO Group - Chairman, CEO

Meaning selection of preferred bidders.

Kevin Campbell - Avondale Partners - Analyst

Okay. And then, you would still have a longer process until we knew who actually won?

George Zoley - The GEO Group - Chairman, CEO

No. I mean, the preferred bidder status is usually —

Kevin Campbell - Avondale Partners - Analyst

Okay.

George Zoley - The GEO Group - Chairman, CEO

Yes. Then you’re just negotiating final contract terms.

Kevin Campbell - Avondale Partners - Analyst

Understood. Okay. So end of the first quarter is sort of the hopeful date now for the potential award out of the UK on the electronic monitoring?

George Zoley - The GEO Group - Chairman, CEO

Yes.

Kevin Campbell - Avondale Partners - Analyst

Okay. And then last question, really, on the US corrections side, the revenues were down sequentially, but the man days were up sequentially. So obviously it’s been a pricing metric, so were there some prices from some of your state customers that were adjusted downwards with moving to the July 1 for the new fiscal year that caused that to come down? The per diem? Maybe you could just talk a little bit about the revenues there and what might have caused the sequential decline.

Brian Evans - The GEO Group - SVP, CFO

Which segment were you looking at, Kevin?

Kevin Campbell - Avondale Partners - Analyst

US Corrections.

Brian Evans - The GEO Group - SVP, CFO

Sequentially?

Kevin Campbell - Avondale Partners - Analyst

Yes, sequentially, we had the revenues — I’m sorry, I don’t have it in front of me, but just down $2 million. I think in the second quarter we had it at $246 million, and now in the third, $244 million.

Brian Evans - The GEO Group - SVP, CFO

Yes, I don’t think there was anything significant. We’ve ramped up some of the facilities a little bit more in the third quarter, but overall I don’t think there was anything significant.

We did have some of that softness on some of the populations with the US Marshals that we talked about affecting fourth quarter start to surface a little bit late in the third quarter. But other than that, there was nothing else material.

Kevin Campbell - Avondale Partners - Analyst

Okay. So when you look at your per diems on a customer-by-customer basis, there weren’t any adjustments down, were there, from any of your states? Or (multiple speakers) nothing material?

Brian Evans - The GEO Group - SVP, CFO

No, nothing (multiple speakers) of significance. No. We had a few increases, actually, I think, at a couple of our state customers where we got some cost-of-living increases, so that was nice. Those, again, are always very small. They were 1% to 2%, you know, tied to inflation.

Kevin Campbell - Avondale Partners - Analyst

All right. Thank you very much.

Operator

Kevin McVeigh, Macquarie.

Kevin McVeigh - Macquarie Research - Analyst

Great. Thank you. I wonder if you could just give us a sense, are there going to have to be any asset sales associated with the potential REIT conversion? And if so, does that impact the timing at all?

Brian Evans - The GEO Group - SVP, CFO

There may be some small divestitures, but we think we have a process in place, as George mentioned, where we’re working to make sure that we can convert it in a timely and quick fashion, once the IRS rules. So that may occur, but we don’t think it has any impact on the outcome.

Kevin McVeigh - Macquarie Research - Analyst

Understood. And then, similarly, with the election out there and then, unfortunately, the hurricane, it seems like that’s not going to impact your timing at all, either?

George Zoley - The GEO Group - Chairman, CEO

We hope not.

Kevin McVeigh - Macquarie Research - Analyst

Okay. And then, just finally, it seems like you’ve had some real nice wins as you’re working your way through the process. Any change in terms of tone around clients? Are they pretty accepting and any changes in kind of approach as you’re talking to clients as you work your way through the REIT conversion process?

George Zoley - The GEO Group - Chairman, CEO

The discussions we’ve had with regarding our internal reorganizations have been well received.

Kevin McVeigh - Macquarie Research - Analyst

Okay. Great. Thank you.

Operator

(Operator Instructions). Tobey Sommer, SunTrust.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Thank you very much. I was wondering if you could tell us what the largest electronic monitoring contract is worth out in the marketplace, to date? Because I think you gave a metric that the pending procurement in the UK would represent the largest, but what’s the largest contract out there already?

Jorge Dominicis - The GEO Group - SVP, President GEO Care, Inc.

The largest single contract to date is our contract with ICE. It’s called the ISAP contract.

George Zoley - The GEO Group - Chairman, CEO

That contract is about a $40 million a year contract.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

In ballpark, how many people are covered under that contract?

Jorge Dominicis - The GEO Group - SVP, President GEO Care, Inc.

The contract has about 13,000 individuals who are being supervised and about another 10,000 that are being electronically monitored.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

And then, comparing and contrasting that with the UK opportunity, did you say 26,000 would fall under the electronic monitoring bucket?

Jorge Dominicis - The GEO Group - SVP, President GEO Care, Inc.

Correct.

George Zoley - The GEO Group - Chairman, CEO

That’s initially. Then they expect it to increase substantially.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Is there a significant portion that would be supervised, quote-unquote, as well?

George Zoley - The GEO Group - Chairman, CEO

Well, actually, the UK monitoring program involves much more intensive supervision.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Okay. Thank you. That’s helpful.

I just had a question about state inmate populations. Are you hearing from customers — is there — I know it’s early, but we’ll have another budget season coming up here before we know it. Are they starting to see the effects of the many changes that they’ve undertaken over the last several years to alleviate budget pressure and reduced inmate populations to have run their course? Are they starting to forecast perhaps increases on a go-forward basis? I’d love any color you could give about your conversations with those state customers.

John Hurley - The GEO Group - SVP, President GEO Corrections & Detention

I think — this is John. I think that the shifting has to do with more so the antiquated existing state facilities and the cost to maintain and continue to upgrade those facilities. In many of the states, an examination of the current facilities demonstrates even some built in the late 1800s, many built in the early 1900s. And so, as states begin to examine on a going-forward basis replacement of those facilities, there is a lot of conversation as it relates to the privatization alternative.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Thank you very much.

Operator

Clint Fendley, Davenport.

Clint Fendley - Davenport & Company - Analyst

Thank you. Good morning, gentlemen. Would there have been some discussion of states being required to recognize pension liabilities on their balance sheets? And I wondered if there were any updates on this and if you think it might open the doors to some states that have not used outsource providers in the past?

George Zoley - The GEO Group - Chairman, CEO

I don’t think we have an updated sense of that at this time because most legislatures are not in session at this time.

It will be after the elections that the new representatives will start convening in committees and it will be at the beginning of the next year that we’ll have better insight as to what their agendas are regarding any number of issues, including privatized corrections. But right now, everybody is just running for re-election, apparently.

Clint Fendley - Davenport & Company - Analyst

Okay. And I guess, last question, on your beds in inventory here, I wondered what the outlook was. I mean, clearly, many of them are located in California. And as we look forward to the next year, how should we be thinking about that particular bit of your inventory?

George Zoley - The GEO Group - Chairman, CEO

Well, we’re optimistic that California has a need for more in-state bed space, and they have an important resolution on their November 6 ballot. I think it’s called Ballot Initiative 30 that will provide additional funding to the state.

Things will be easier if that initiative occurs and the state has more funds to fund their need for an in-state bed capacity, but they’re still under the three federal-judge court order to increase that capacity, regardless of the outcome of Ballot 30.

Clint Fendley - Davenport & Company - Analyst

Thank you, gentlemen.

Operator

Thank you for that question. We have no further questions at this time, so now I would like to turn the call back over to George Zoley for closing remarks.

George Zoley - The GEO Group - Chairman, CEO

Well, thank you, everyone, for joining us today. Look forward to addressing you at our next conference call.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a good day.